Filed pursuant to 424(b)(3)

Registration #333-130294

SUPPLEMENT NO. 3

DATED AUGUST 1, 2006

TO THE PROSPECTUS DATED MARCH 31, 2006

OF CECO ENVIRONMENTAL CORP.

Up to 2,392,334 Common Shares

We are providing this Supplement No. 3 to you in order to supplement our prospectus. This Supplement updates information in the “Selling Stockholders” section of our prospectus. This Supplement No. 3 supplements, modifies or supercedes certain information contained in our prospectus dated March 31, 2006, as amended by Supplement No. 1 and Supplement No. 2 dated April 12, 2006 and May 12, 2006, respectively, and must be read in conjunction with our prospectus as amended.

The purpose of this Prospectus Supplement is to amend the “Selling Stockholders” section beginning on page 8 of the Prospectus in order to reflect the transfer of Investor Warrants by Friedman Investment Group, LLC, a selling stockholder, to Crestview Capital Master, LLC and the substitution of Crestview Capital Master, LLC as a selling stockholder. Crestview Capital Master, LLC is an existing Selling Stockholder. Except as amended by the Prospectus Supplement, the “Selling Stockholder” section of the Prospectus is not affected by this Prospectus Supplement.

Our shares of common stock are traded on the Nasdaq Capital Market under the symbol CECE. On July 25, 2006, the closing sales price of our shares of common stock on Nasdaq was $8.00 per share.

Consider carefully the risk of factors beginning on page 3 in the Prospectus before investing in our securities.

This Prospectus Supplement should be read in conjunction with the Prospectus as amended and this Prospectus Supplement is qualified in its entirety by reference to the Prospectus as amended except to the extent that the information contained herein modifies or supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein shall have the same meaning specified in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus and this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 1, 2006.

SUBSTITUTION OF SELLING STOCKHOLDERS

The reference to Friedman Investment Group, LLC in the selling stockholder table in the section of the Prospectus entitled “Selling Stockholders” beginning on page 8 of the Prospectus is deleted. The table below sets forth, with respect to the substituted selling stockholder for Friedman Investment Group, LLC, as of the date of this prospectus supplement its name and certain beneficial ownership information. Friedman Investment Group, LLC transferred all of its Investor Warrants for 16,667 shares of Common Stock to Crestview Capital Master LLC.

Percentage beneficial ownership is based on 11,217,780 shares of common stock outstanding as of May 4, 2006. Beneficial ownership is calculated based on SEC requirements.

	Shares Beneficially Owned Before Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
Selling Stockholders	Number	Percent		Number[1]	Percent
Crestview Capital Master LLC[2,3] 95 Revere Drive Suite F Northbrook, IL 60062	16,667	*	16,667	0	*

*	Less than 1%
[1]	Assumes sale of all shares of common stock offered hereby.
[2]	Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. CCM is also deemed to be the beneficial owner of the shares beneficially owned by Crestview Capital Fund L.P. being offered hereunder. CCM also owned 25,000 shares offered hereunder, which have been sold.
[3]	All of the numbers of shares of common stock listed are shares of common stock issuable upon exercise of Investor Warrants held by CCM.

Mr. Flink is an affiliate of a registered broker-dealer, Dillon Capital, Inc. CCM purchased the Investor Warrants to be resold in the ordinary course of business, and there are no arrangements with any other persons, whether directly or indirectly, to dispose of the Investor Warrants or the common stock underlying the Warrants.